UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SUPERCONDUCTOR TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

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Important Notice for Stockholders of

Superconductor Technologies Inc.

September 8, 2020

Dear Stockholder,

You recently received proxy materials relating to proposals to be voted on by stockholders of Superconductor Technologies Inc. (“STI” or the “Company” or in the third person, “we” or “our”) at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) on September 2, 2020. This important notice is to inform you that the Annual Meeting has been adjourned again until September 9th 2020 at 8:45 a.m. (Central Time) to allow stockholders additional time to exercise their voting rights by submitting their voting instructions. The location of the meeting remains Hill Country Galleria, 12600 Hill Country Blvd, Suite R-275, Bee Cave, Texas 78738.

Proposal 3, the Reverse Stock Split proposal, has not received sufficient votes for passage. An additional (approximately)1.5% of the outstanding shares is needed to vote in favor of proposal 3 to assure passage. The purpose of this proposal is to raise the Company’s stock price to satisfy Nasdaq’s $1.00 minimum bid price rule, which is required to remain listed on Nasdaq. We are currently not in compliance with this rule. We encourage stockholders who have not yet voted their shares to do so, and those who voted no to switch their votes to be, FOR proposal 3, to approve the Reverse Stock Split proposal. The Board of Directors unanimously recommends you vote FOR proposal 3.

It is important that you vote, no matter how large or small your holdings may be. This will help save us further solicitation costs on the Annual Meeting and ensure that your shares are represented in these decisions. During the period of the adjournment, the Company will continue to solicit proxies from its stockholders. Stockholders who have already voted need not submit another vote unless they wish to change their vote.

If you have any questions or need assistance voting your shares, please call STI’s proxy solicitation firm, Georgeson LLC, toll free at: (866) 295-4321.

Proposal 3 is described further in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on August 10, 2020.

Sincerely,

Superconductor Technologies Inc.

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